Exhibit 99.1

Central GARDEN & Pet Completes Acquisition of Farnam Companies, Inc.

WALNUT CREEK, Calif., Feb 28, 2006 (BUSINESS WIRE) — Central Garden & Pet Company (NASDAQ:CENT) today announced that it has completed the previously announced acquisition of Farnam Companies, Inc for approximately $287 million, plus $4 million for the purchase of related real property.

Based in Phoenix, Arizona, Farnam is a leading manufacturer and marketer of innovative health care products primarily for horses, household pets and livestock sold through over-the-counter and veterinary channels. In addition to the internationally recognized Farnam umbrella brand, Farnam’s portfolio of industry leading brands includes Equicare(R), ComboCare(TM), IverCare(TM), and Repel-X(R) for horses; D-Worm(TM), BioSpot(R) and Scratchex(R) for household pets; and Adams(TM) and Bite Free(TM) insect controls for home and yard care.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, Super Pet, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws, Interpet and Breeder’s Choice. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, and decorative outdoor patio products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, Cedar Works, AMDRO, Grant’s, Sevin and Over’n Out. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

SOURCE: Central Garden & Pet Company

Central Garden & Pet

Paul Warburg, 925-948-3686